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                                                                 Exhibit 4.35(c)

                      AMENDMENT NO. 3 TO THE RIGHTS AGREEMENT

              AMENDMENT NO. 3 TO THE RIGHTS AGREEMENT (this "Amendment"), dated as of March 28, 2000, by and between NTL INCORPORATED, a Delaware corporation (the "Company"), and CONTINENTAL STOCK TRANSFER & TRUST COMPANY, as Rights Agent ( the "Rights Agent") amends the Rights Agreement (the "Rights Agreement"), dated October 13, 1993, as amended pursuant to Amendment No. 1 to the Rights Agreement ("Amendment No. 1"), dated as of March 31, 1999 and Amendment No. 2 to the Rights Agreement ("Amendment No. 2"), dated as of October 23, 1999, in each case, by and between the Company and the Rights Agent. Capitalized terms used in this Amendment without definition shall have the meanings given to them in the Rights Agreement and Amendment No. 2.

              WHEREAS, the Company and the Rights Agent entered into the Rights Agreement specifying the terms of the Rights;

              WHEREAS, in accordance with Section 27 of the Rights Agreement, an officer of the Company has delivered to the Rights Agent an officer's certificate as to the compliance of this Amendment with the terms and conditions contained in Section 27 of the Rights Agreement;

              WHEREAS, the Company has entered into a Purchase Agreement, dated February 17, 2000 (the "Purchase Agreement"), to issue and sell 1,850,000 shares of 5% Cumulative Preferred Stock, Series A (the "5% Preferred Stock") of the Company having an aggregate liquidation preference of $1,850,000,000 and having the terms and conditions set forth in the 5% Cumulative Preferred Stock, Series A Certificate of Designation (the "5% Cumulative Preferred Stock, Series A Certificate of Designation") a form of which is attached as Attachment I to the Purchase Agreement to Banque Nationale de Paris, Credit Agricole Indosuez, Deutsche Bank AG, Westdeutsche Landesbank Girozentrale and France Telecom (individually, a "Purchaser" and collectively, the "Purchasers");

              WHEREAS, each holder of shares of 5% Preferred Stock which is not a commercial bank or an affiliate of a commercial bank (individually, a "Qualified Holder") shall have the right, subject to compliance with the terms and conditions of paragraph 9 of the 5% Cumulative Preferred Stock, Series A Certificate of Designation, to convert shares of 5% Preferred Stock into fully paid and non-assessable shares of common stock, par value $0.01 per share (the "Common Stock"), of the Company;


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              WHEREAS, France Telecom's wholly owned subsidiary, COGECOM currently holds (i) 8,451,023 shares of Common Stock, (ii) (A) 750,000 shares of Series A Preferred Stock, (B) 5,000 shares of 5% Cumulative Participating Convertible Preferred Stock, Series C of the Company and (C) 9,437.50 shares of 5% Cumulative Participating Convertible Preferred Stock, Series D of the Company which are convertible into an aggregate of 9,552,826 shares of Common Stock and
(iii) approximately $232,000,000 of 5.75% Convertible Subordinated Notes due 2009 of the Company which are convertible into an aggregate of 2,144,495 shares of Common Stock; and

              WHEREAS, the Board of Directors of the Company has determined that it is in the best interests of the Company and its stockholders, to amend, to the extent necessary, the Rights Agreement to exempt the purchase of the 5% Preferred Stock and any subsequent conversion of 5% Preferred Stock into shares of Common Stock by any Purchaser (or in the case of conversion of 5% Preferred Stock any Qualified Holder) from the application of the Rights Agreement.

              In consideration of the premises and the mutual agreements set forth herein and in the Rights Agreement, the parties hereto, intending to be legally bound hereby, agree as follows:

              Section 1. Incorporation of "Banque Nationale de Paris", "Credit Agricole Indosuez", "Deutsche Bank AG", "5% Cumulative Preferred Stock, Series A Certificate of Designation", "5% Preferred Stock", "Purchaser", "Purchasers", "Purchase Agreement", "Qualified Holder"and "Westdeutsche Landesbank Girozentrale" as Defined Terms of Rights Agreement. The terms "Banque Nationale de Paris", "Credit Agricole Indosuez", "Deutsche Bank AG", "5% Cumulative Preferred Stock, Series A Certificate of Designation", "5% Preferred Stock", "Purchaser", "Purchasers", "Purchase Agreement", "Qualified Holder" and "Westdeutsche Landesbank Girozentrale" and the respective definitions or explanations of such terms as are set forth in the preamble to this Amendment are hereby incorporated in the Rights Agreement under the heading "Certain Definitions" in Section 1 thereof.

              Section 2. Amendment to Definition of "Acquiring Person". Section 1(a) of the Rights Agreement is hereby amended to add the following sentence after the last sentence thereof, which sentence was added pursuant to Amendment No. 2:


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              "Notwithstanding anything in this Agreement to the contrary, none of the Purchasers and/or any of the Purchasers' Affiliates or Associates shall be considered an Acquiring Person solely as a result of having become the Beneficial Owner of (i) the 5% Preferred Stock issued and sold pursuant to the Purchase Agreement or (ii) the Common Stock issued upon conversion of shares of 5% Preferred Stock and any subsequent series of preferred stock of the Company resulting from the issuance of the 5% Preferred Stock. Notwithstanding the foregoing, in the event that any Purchaser and/or any of a Purchasers' Affiliates or Associates shall acquire any Common Stock or securities convertible, exercisable, exchangeable or redeemable into Common Stock or be issued Common Stock upon the conversion, exercise, exchange or redemption of, or as a dividend with respect to securities of the Company after the date hereof and other than as described in the immediately preceding sentence, then
       (i) any Purchaser and/or any of a Purchasers' Affiliates or Associates shall be deemed to beneficially own all such securities as well as any securities previously or thereafter acquired and then owned by such Purchaser and/or any of such Purchasers' Affiliates or Associates and
       (ii) all securities deemed to be beneficially owned by any Purchaser and/or any of a Purchasers' Affiliates or Associates shall be counted in determining when such Person is an "Acquiring Person" pursuant to the Rights Agreement".

              Section 3. Rights Agreement as Amended. The term "Agreement" as used in the Rights Agreement shall be deemed to refer to the Rights Agreement as amended hereby and as previously amended by Amendment No. 1 and Amendment No. 2. The foregoing amendments shall be effective as of their respective dates and, except as set forth herein, the Rights Agreement shall remain in full force and effect and shall be otherwise unaffected hereby. In the event of any conflict or inconsistency between the provisions of this Amendment on the one hand and the Rights Agreement or Amendment No. 1 or Amendment No. 2 on the other hand, with respect to the matters set forth herein or contemplated hereby, the provisions of this Amendment shall govern such conflict or inconsistency.

              Section 4. Counterparts. This Amendment may be executed in any number of counterparts, and each of such counterparts shall for all purposes be deemed an original, but all such counterparts shall together constitute but one and the same agreement.



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              Section 5. Governing Law. This Amendment shall be deemed to be a contract made under the laws of the State of Delaware and for all purposes shall be governed by and construed in accordance with the laws of such State applicable to contracts made and to be performed entirely within such State.

              Section 6. Descriptive Headings. Descriptive headings of the several Sections of this Agreement are inserted for convenience of reference only and shall not control or affect the meaning or construction of any of the provisions hereof.


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                                  NTL INCORPORATED


                                  By: /s/ RICHARD J. LUBASCH
                                     --------------------------------------
                                     Name:  Richard J. Lubasch
                                     Title: Executive Vice President -
                                              General Counsel and Secretary


                                  CONTINENTAL STOCK TRANSFER
                                    & TRUST COMPANY


                                  By: /s/ MICHAEL J. NELSON
                                     -----------------------------------
                                     Name: Michael J. Nelson
                                     Title: President



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